EXHIBIT 99.2

Contacts:
URS Corporation	Sard Verbinnen & Co
Sam Ramraj	Hugh Burns/Jamie Tully/Briana Kelly
Vice President, Investor Relations	(212) 687-8080
(415) 774-2700

URS COMPLETES ACQUISITION OF SCOTT WILSON GROUP

SAN FRANCISCO, CA – September 10, 2010 – URS Corporation (NYSE: URS) today announced that the Company has completed its acquisition of Scott Wilson Group plc. (LSE: SWG).  Under the terms of the transaction, Scott Wilson shareholders will receive 290 pence in cash for each Scott Wilson share.  The total equity value paid by URS for all outstanding shares equals approximately £218 million, or $336 million.1  The closing of the acquisition follows approval of the transaction by Scott Wilson's shareholders on July 30, 2010, subsequent court approval in the U.K., and regulatory approvals in various jurisdictions.

The addition of Scott Wilson expands URS' international presence by adding a network of 80 offices around the world, including offices in key regional centers such as London, Hong Kong, New Delhi, Warsaw and Dubai, and more than 5,500 employees.  In the company's 2010 fiscal year, which ended on May 2, 2010, Scott Wilson had revenues of approximately £340 million and net income of £13.6 million, which equate to approximately $523.6 million and $20.9 million, respectively.1

“The acquisition of Scott Wilson opens the door to numerous new opportunities for URS in major international infrastructure markets,” said Martin M. Koffel, Chairman and Chief Executive Officer of URS.  “URS now is among the top ten U.K. engineering firms by revenue, with capabilities in critical infrastructure markets, including transit, high speed rail, roads and bridges, airports, and ports and harbors.  We also have expanded our capabilities in other key geographies outside of the U.K. and Continental Europe, such as China and India, two of the fastest growing economies in the world.  With Scott Wilson's technical depth and talented team of professionals around the globe, URS is well positioned to support public and private sector clients worldwide on their largest and most complex infrastructure assignments.”

Hugh Blackwood, former Group Chief Executive of Scott Wilson, has joined URS as a Vice President of URS Corporation and Senior Vice President, International Operations.  He will oversee from London URS' Infrastructure & Environment business for the U.K./Ireland, Europe, Middle East, India and China.

Mr. Blackwood commented:  “From today, Scott Wilson becomes part of URS Corporation.  We are looking forward to providing our clients with access to a larger global footprint and the ability to meet their needs across a wider range of services and sectors, including the nuclear power market, which is a key strength for URS.  Our employees will be able to participate in larger and more complex projects, as well as benefit from further investment in new areas of expertise.”

In connection with the completion of the transaction, Scott Wilson's shares have ceased to trade on the London Stock Exchange as of the close of trading on September 8.  The transaction is not expected to have a significant impact on URS’ fiscal year 2010 results, but the Company expects that it will be accretive to earnings per share in fiscal year 2011 on a GAAP basis.  Scott Wilson's operations will be incorporated into the Infrastructure & Environment business segment of URS.

About URS Corporation

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs.  URS Corporation has approximately 46,500 employees in a network of offices in more than 40 countries (http://www.urscorp.com).

In the U.K., the combination of Scott Wilson with URS’ existing operations will create a business with infrastructure expertise across a range of attractive long-term markets, including rail and transit, roads and bridges, and ports and harbors.  Current major contracts include the U.K. Crossrail Project and Thames Tideway Tunnel in the U.K.  URS also is the lead partner in the Nuclear Management Partners consortium, which is responsible for managing and operating decommissioning activities at the Sellafield nuclear site in Cumbria in North West England.  With the completion of the Scott Wilson transaction, URS also will add significant international projects outside of the U.K., including the Delhi-Mumbai Industrial Corridor Development in India, Haramain High Speed Rail in Saudi Arabia and MTR Shatin to Central Link in Hong Kong.

Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to the anticipated benefits of the acquisition, including future financial and earnings impact, future business opportunities, future capabilities and expertise, future competitive positioning and other future economic and industry conditions.  We believe that our expectations are reasonable and are based on reasonable assumptions; however, we caution against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties.  A variety of factors, including, but not limited to the following, could cause our business and financial results, as well as the timing of events, to differ materially from those expressed or implied in our forward-looking statements:  our ability to successfully integrate the acquired business with our existing operations; economic weakness and declines in client spending; changes in our book of business; our compliance with government contract procurement regulations; employee, agent or partner misconduct; our ability to procure government contracts; liabilities for pending and future litigation; environmental liabilities; availability of bonding and insurance; our reliance on government appropriations; unilateral termination provisions in government contracts; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners' ability to bid on, win, perform and renew contracts and projects; liquidated damages; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; impact of target and fixed-priced contracts on earnings; the inherent dangers at our project sites; impairment of our goodwill; integration of acquisitions; the impact of changes in laws and regulations; nuclear indemnifications and insurance; a decline in defense spending; industry competition; our ability to attract and retain key individuals; retirement plan obligations; our leveraged position and the ability to service our debt; restrictive covenants in our credit agreement; risks associated with international operations; business activities in high security risk countries; third-party software risks; natural and man-made disaster risks; our relationships with labor unions; our ability to protect our intellectual property rights; anti-takeover risks; and other factors discussed more fully in our Form 10-Q for the period ended July 2, 2010, as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission. The forward-looking statements represent our current intentions as of the date on which it was made and we assume no obligation to revise or update any forward-looking statements.

1 USD figures based on an exchange rate of 1 GBP per 1.54 USD.